Exhibit 19

| | Document Title: | | Document Type: |
|---|---|---|---|
| | Prohibition Against Insider Trading and Trading Windows Policy | | Policy (POL) |
| VExM Subsection or Program Name | Legal | Document # | 1.10b |
| Approved By | SVP, General Counsel, J. Nance | Revision # | 03 |
| Publish Date | 19 Feb 2025 | Page(s) | 1 of 5 |
| Written For | V2X-all ☒ Legacy Vectrus ☐ | Legacy Vertex ☐ | Legacy TTS ☐ |

This published policy document supersedes all previous documents, directives, or guidelines related to the subject matter and preceding its issuance. Any conflicting or outdated documents are hereby rendered null and void.

| REVISION HISTORY | | |
|---|---|---|
| Revision # | Publish Date | Summary of Changes |
| 00 (Initial) | 04 May 2023 | Reflect the new SEC amendments for 10b5-1 trading plans, gifts of securities and clarified definitions and converted to V2X template |
| 01 | 09 May 2024 | Made certain clarifications and amendments to reflect best market practice, including 1) to whom the policy applies and how waivers, exceptions and amendments are granted; 2) treatment of departed employees; and 3) changing the Quarterly Black Out Period to generally, begin two full trading days (as opposed to the third business day) following an earnings release. |
| 02 | 06 Sep 2024 | Realigned the document to 1.10b from 6.3b as part of new V2X VExM |
| 03 | 19 Feb 2025 | Revised to replace CLO with General Counsel and Deputy General Counsel replaced with Corporate Secretary. |

## 1.0 POLICY STATEMENT & PURPOSE

This Prohibition Against Insider Trading and Trading Windows Policy ("Policy") governs securities transactions and the confidentiality of material, non-public information related to V2X, Inc. ("V2X" or "Company") and other companies with which V2X does business to facilitate compliance with relevant securities laws, rules and regulations.

## 2.0 APPLICABILITY

This Policy applies to:

- V2X employees, officers, and directors ("Covered Persons").
- Certain family members of Covered Persons:
  - i) spouse,
  - ii) domestic partner,
  - iii) children/stepchildren who share the same household, and
  - (iv) any other relatives whose V2X securities trading decisions are influenced or controlled by a Covered Person (collectively, referred to as "Family Members"); and
- all trusts, family partnerships and other types of entities or persons over which such Covered Person could influence or direct investment decisions concerning V2X securities (collectively, with Family Members, "Controlled Persons").

The Company may, from time to time, also subject other persons to this Policy, such as contractors and consultants, who have access to Material Non-Public Information. Any such other persons will be notified by the Senior Vice President, General Counsel or the Corporate Secretary.

This Policy continues to apply to transactions in Company securities even after termination of service with the Company. If a Covered Person is in possession of Material Non-Public Information when his or her service terminates, that person may not trade in Company securities until that information has become public or is no longer material. A determination as to whether, and for how long, the Blackout Periods and pre-clearance procedures specified in Section 5 apply to Designated Insiders following such insider's resignation, retirement or termination of service from the Company shall be made by the Senior Vice President, General Counsel, in consultation with the Corporate Secretary.

| | Document Title: | | Document Type: |
|---|---|---|---|
| V2X | Prohibition Against Insider Trading and Trading Windows Policy | | Policy (POL) |
| VExM Subsection or Program Name | Legal | Document # | 1.10b |
| Approved By | SVP, General Counsel, J. Nance | Revision # | 03 |
| Publish Date | 19 Feb 2025 | Page(s) | 2 of 5 |
| Written For | V2X-all ☒ Legacy Vectrus ☐ | Legacy Vertex ☐ | Legacy TTS ☐ |

## 3.0 REFERENCE DOCUMENT(S)

This Policy is intended to operate in conjunction with other V2X corporate policies, including:

- Code of Conduct,
- Regulation Fair Disclosure (FD)
- Prohibition on Disclosure of Confidential Corporate Information Policy
- Share Ownership Guidelines

## 4.0 DEFINITIONS

- **Designated Insiders:** Any V2X director, officer, including, Senior Vice President and Corporate Vice President and other specified employees whose job function places them in a position to be exposed to or possess Material Non-Public Information. Designated Insiders are notified of their status as such periodically.
- **Insider Trading:** Engaging in transactions in V2X securities while in possession of Material Non-Public information.
- **Material Non-Public Information:** Information, not previously disclosed to the public, that a reasonable investor would consider important in planning to buy or sell V2X securities.
    - "Material": It is difficult to describe exhaustively what constitutes "material" information, but any information, positive or negative, that might affect the price of securities of V2X or otherwise might be of significance to a reasonable investor in determining whether to purchase, sell or hold securities should be considered "material."
      Examples of Material information include:
        - Financial results of V2X
        - Projections/forecasts of financial results and whether V2X will meet, miss or exceed guidance
        - Mergers, acquisitions, tender offers, joint ventures and asset deals
        - Significant new products/R&D developments
        - Customer or supplier developments, e.g., new or terminated contracts, wins/losses of recompetes or protests
        - Dividends or share repurchase programs
        - Changes in senior management
        - Significant judicial or regulatory decisions or actions
        - Material cybersecurity incidents
    - "Non-Public": Information is considered non-public unless it has been publicly disseminated and sufficient time has passed for the securities markets to digest the information. Any person in possession of Material Non-Public Information should refrain from any trading activity in V2X securities until at least two trading days after Company disclosure.
    - Disclosure on a public website alone does NOT necessarily make the information sufficiently "public" for insider trading purposes. For example, information disclosed on other websites alone, e.g., DoD or Fed BizOpps, is not viewed as sufficient for the Securities and Exchange Commission's ("SEC") definition of publicly available information. Any person subject to this Policy should rely only on information that is communicated in a Company press release, SEC filing, publicly accessible investor call, or another Regulation FD compliant manner, as adequately disclosed.
- **Section 16 Insiders:** directors and officers subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

## 5.0 GENERAL – PROHIBITIONS WITH RESPECT TO INSIDER TRADING

All persons are prohibited from Insider Trading. Federal securities laws prohibit trading in securities of V2X or securities of other companies based on Material Non-Public Information. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of

| | Document Title: | | Document Type: |
|---|---|---|---|
| V2X | Prohibition Against Insider Trading and Trading Windows Policy | | Policy (POL) |
| VExM Subsection or Program Name | Legal | Document # | 1.10b |
| Approved By | SVP, General Counsel, J. Nance | Revision # | 03 |
| Publish Date | 19 Feb 2025 | Page(s) | 3 of 5 |
| Written For | V2X-all ☒ Legacy Vectrus ☐ Legacy Vertex ☐ | | Legacy TTS ☐ |

Material Non-Public Information relating to the Company or its securities. Any person subject to this Policy shall comply fully and in good faith with all laws and regulations, including disclosure laws, and with the highest ethical principles concerning the purchase and sale of the Company's securities.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of Material Non-Public Information. Each Covered Person is responsible for making sure that he or she complies with this Policy and that any Controlled Person also comply with this Policy.

- Tipping: Anyone subject to this Policy can have personal liability for "tipping" or providing information to anyone outside the Company (family, friends or anyone else) if the "tipped" person uses the information to trade in the stock of V2X. It is a violation of law even if the "tipper" does not actually make a profit or receive compensation with respect to the use of such information. In addition, V2X and its supervisory personnel can become liable for failing to prevent violations of this Policy.
- Funds: Transactions in securities issued by mutual funds, exchange-traded funds, index funds or other "broad basket" funds that own or hold Company securities as one of many investments are not subject to this Policy.
- Timing: It is V2X policy that a person who becomes aware of any Material Non-Public Information relating to V2X is strictly prohibited from buying or selling V2X securities or directly or indirectly disclosing such information to any other person who may trade in securities of V2X until at least two full trading days after Company's public disclosure of such Material Non-Public Information, so that investors outside the Company will have time to absorb and evaluate the disclosure.
    - Other Companies: The timing of transactions in securities of other companies with which V2X has initiated discussions or negotiations relating to acquisition, divestiture, or other important contractual relationships shall be ruled by the same considerations as the timing of transactions in V2X securities. Accordingly, Material Non-Public Information about such other companies should be treated as such until at least two full trading days after official public disclosure of that information.
- Gifts: Gifts of V2X securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. No one subject to this Policy may make a gift of V2X securities while in possession of Material Non-Public Information. Accordingly, Covered Persons should consult the Senior Vice President, General Counsel or the Corporate Secretary when contemplating a gift. Designated Insiders are required to obtain pre-approval before making a gift.

## 6.0 BLACKOUT PERIODS AND TRADING WINDOWS

All Designated Insiders are subject to periodic prohibitions on the trading of the Company's securities ("Blackout Periods") under the Company's blackout policy described herein. Designated Insiders may transact in V2X securities only when there is an open trading "window" and if they are not in possession of Material Non-Public Information.

For Designated Insiders, no trades or transactions shall be made in the Company's securities unless a pre-clearance request is submitted via email to V2X's Senior Vice President, General Counsel or the Corporate Secretary and after an affirmative, written response authorizing the transaction is received by the Designated Insider during an open trading window. There may be circumstances when the request is denied. A person who requests permission to trade and is denied will not be informed of the reason for the denial.

The following outlines the terms of the blackout policy applicable to Designated Insiders, which applies to all transactions in V2X securities including open market transactions and other purchases and sales, exercises of stock options (including cashless exercises, but subject to certain exceptions referred to

| | Document Title: | | Document Type: |
|---|---|---|---|
| V2X | Prohibition Against Insider Trading and Trading Windows Policy | | Policy (POL) |
| VExM Subsection or Program Name | Legal | Document # | 1.10b |
| Approved By | SVP, General Counsel, J. Nance | Revision # | 03 |
| Publish Date | 19 Feb 2025 | Page(s) | 4 of 5 |
| Written For | V2X-all ☒ Legacy Vectrus ☐ | Legacy Vertex ☐ | Legacy TTS ☐ |

below) and gifts. Exceptions may include certain circumstances, such as the straight exercise for cash or a net exercise of an option under a V2X employee stock option plan.

- Quarterly Blackout Periods. The information contained in the V2X quarterly earnings announcements is considered Material Non-Public Information. To protect against potential Insider Trading based on access to such information, V2X has established four Quarterly Blackout Periods when transactions in V2X securities are prohibited for Designated Insiders during these Quarterly Blackout Periods.
    - For Designated Insiders, the trading window will generally be closed from the close of business on the 15th calendar day of the third month of every quarter until the second full trading day following an earnings release. For example, if the Company reports earnings prior to market open on a Tuesday, the trading window would not typically open until the market open on Thursday.
- Special Blackouts. A special blackout may be implemented at other times, such as during the pendency of certain transactions or when some other extraordinary company event is pending ("Special Blackout"). During a Special Blackout, transactions in V2X securities are prohibited for those subject to restrictions during a Special Blackout.
    - Persons Subject to a Special Blackout. Certain personnel will receive written notice when a Special Blackout is in effect. A Special Blackout will remain in effect until the Company provides notice that the Special Blackout has ended. In addition, V2X personnel with knowledge of the circumstances giving rise to the Special Blackout may be required to sign a confidentiality agreement, as described above.

## 7.0 RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. We permit our directors and Section 16 officers to enter into Rule 10b5-1 plans with their respective broker, provided that they comply with the requirements of this Policy. To be eligible to rely on this defense, directors and Section 16 officers must enter into a Rule 10b5-1 plan for transactions involving V2X securities that meets the conditions specified in the Rule (a "Rule 10b5-1 Plan") and this Policy. If the plan meets the requirements of Rule 10b5-1, V2X securities may be purchased or sold without regard to certain insider trading restrictions. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Non-Public Information and is otherwise permitted under this Policy to trade in V2X securities. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

- Any Rule 10b5-1 Plan must be approved by the Senior Vice President, General Counsel or the Corporate Secretary and meet the requirements of Rule 10b5-1 and the following guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least seven days prior to proposed entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required once the Rule 10b5-1 Plan is in effect.
- Anyone generally permitted to enter into Rule 10b5-1 Plans under the Policy, may not enter into or amend a Rule 10b5-1 Plan during a Blackout Period (if applicable) or while in possession of Material Non-Public Information. The waiting period from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1, either (i) 90 to 120 days for Section 16 Insiders, as applicable under Rule 10b5-1, or (ii) 30 days for all other individuals. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.
- A Rule 10b5-1 Plan may be terminated at any time upon advance approval of the Senior Vice President, General Counsel or the Corporate Secretary. However, terminating a Rule 10b5-1 Plan is strongly

Document Title: Document Type: Prohibition Against Insider Trading and Trading Windows Policy Policy (POL) VExM Subsection or Program Name Legal Document # 1.10b Approved By SVP, General Counsel, J. Nance Revision # 03 Publish Date 19 Feb 2025 Page(s) 5 of 5 Written For V2X-all ☒ Legacy Vectrus ☐ Legacy Vertex ☐ Legacy TTS ☐ discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense. o If a Rule 10b5-1 Plan is terminated, directors and Section 16 officers must wait at least 30 days before trading outside of the Rule 10b5-1 Plan. • Section 16 Insiders should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information. Section 16 Insiders also should understand that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. • If any questions arise, individuals should consult with their own counsel in implementing a Rule 10b5- 1 Plan. 8.0 WAIVERS AND MODIFICATION Waivers or exceptions to this Policy may be made only by the written approval of the Senior Vice President, General Counsel. The Senior Vice President, General Counsel or the Corporate Secretary shall maintain all documentation related to waivers or exceptions to this Policy in accordance with applicable document retention policies. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different or additional policies and practices at any time. The Board of Directors of the Company shall approve any material amendments to this Policy. ---End of Document---